UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐ Preliminary Proxy Statement ☐ Definitive Proxy Statement ☒ Definitive Additional Materials ☐ Soliciting Material Pursuant to Rule 14a-12	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

AMYLIN PHARMACEUTICALS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Eastbourne Capital Management, L.L.C.

Black Bear Fund I, L.P.

Black Bear Fund II, L.L.C.

Black Bear Offshore Master Fund, L.P.

Richard J. Barry

M. Kathleen Behrens

Charles M. Fleischman

Jay Sherwood

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Dr. Kathleen Behrens
• Served as director of Abgenix, Inc from 1999 until its acquisition by Amgen in April of 2006
– Led first round of venture capital investment
– Successful IPO in 1998
– Participated in: research program selection, assessment of clinical trial design and implementation, competitive analysis, handling intellectual property, business development, product development, manufacturing strategies, selection and management of R&D and commercialization partners
– At various times served on Board’s Audit (Chair), Nominating & Governance and Compensation committees
– Abgenix reached a peak market cap of approximately $7.6 billion during tenure
– Delivered an approximate 63% premium to Abgenix investors through Amgen transaction
• Served as a director of COR Therapeutics, Inc. from 1988 to 1995.
– Co-invested first and subsequent rounds of venture financing for company with significant focus on peptide therapy
– Participated in: setting up company, recruiting management, research program selection, assessment of clinical trial design and implementation, competitive analysis, handling intellectual property, business development, product development, manufacturing strategies, product launch and implementation strategies, selection and management of R&D and commercialization partners
– Successful IPO in 1991
– Market cap of company grew 383% to $362 million during her tenure
– Helped position company for eventual sale to Millenium Pharmaceuticals for $2.0 billion in 2001
• Served as a director of Protein Design Labs, Inc. from 1986 to 1992.
– Co-founder and co-invested only venture capital required by PDLI
– Participated in: setting up company, recruiting early management, research program selection, competitive analysis, handling intellectual property, business development,  product development and manufacturing strategies
– Successful IPO in 1992; PDLI hit an all-time high of $70.84 in November 2000
– Company pioneered the humanization of monoclonal antibodies to prevent or treat various disease conditions and receives royalties based on numerous license agreements
• Served for nearly 20 years as a General Partner in multiple venture capital funds, with a demonstrated track record of successful life sciences investments, as well as a Partner and Managing Director of Robertson Stephens and Co., an investment banking firm, and Managing Director of RS Investments, an investment management firm
• Currently serves as a member of the board of directors of AVI BioPharma, Inc., a leading RNA therapeutics company focused on the discovery and development of RNA–based drugs
• Has held numerous high level federal policy positions during her career, including:
– Member of the President’s Council of Advisors on Science and Technology (PCAST)
– Director of the Board on Science, Technology and Economic Policy for the National Research Council
– Member of the Institute of Medicine Committee on New Approaches to Early Detection and Diagnosis of Breast Cancer.
– Director, President, Chair  and Past Chair of the National Venture Capital Association

Charles Fleischman
• Mr. Fleischman held multiple positions during his tenure at Digene Corporation from 1990 to 2006, including President, Chief Financial Officer, Chief Operating Officer, and Director.
– Led successful IPO of Digene in 1996
– Company reached a market cap of $1.2 billion (near the all-time high) before his departure in 2006
– Company sold to Qiagen N.V. for $1.6 billion in 2007
• As part of Digene management team, established partnerships with leading pharmaceutical companies,
Abbott and Roche, for the commercialization of Digene’s leading molecular diagnostics products
– Supervised and negotiated key adjustments to commercialization agreements
– Successfully established Digene operated distribution network
• Expertise in all aspects of creating, building and managing growth, including:
– Developing commercialization strategies in the U.S. and abroad
– Raising private capital pre-IPO and executing the company’s IPO and subsequent offerings
– Managing manufacturing, operations, finance, regulatory affairs and quality systems
• Has significant experience navigating the FDA
– Responsible for all regulatory and clinical affairs at Digene, including trials and submission of breakthrough technology PMAs and 510(k)s
– As part of Executive Committee of the Board of AdvaMed (Advanced Medical Technology Association), formulated industry policy on matters including regulation, reimbursement, ethics, and oversight.
• Mr. Fleischman is currently a Director of Dako A/S, a global leader in tissue-based cancer diagnostics;
a member of the National Advisory Council, John Hopkins University School of Education; and
a Director of the Institute for Health Technology Studies

Jay Sherwood
• Mr. Sherwood has been a Managing Director and Partner at Eastbourne since 2005 and has led
Eastbourne’s investment in Amylin with Eastbourne founder, Richard Barry
• Has been a key member Eastbourne’s focused investment approach:
– Research-intensive: develops deep understanding of its investments
• Financials
• Competitive environment
• Reputation
• Management
• Future prospects and other key factors
– Long-term
• Significant holder of Amylin since 2005
• Investment time frames tend to be longer than most investors
– Owner-oriented approach to investing
• Partner/employee capital comprise ~13% of firm’s funds
• Held Managing Director role at Robertson Stephens Investment Management (which subsequently became RS Investments) from 1995-2002, and utilized his strong analytical expertise as co-portfolio manager of two successful mutual funds during this time
• Served as accountant and senior auditor for Deloitte & Touche and was CPA and CFA accredited
• With a substantial holding in Amylin, Mr. Sherwood and Eastbourne’s interests are aligned with all other
Amylin shareholders